Exhibit (a)(1)(A)

AWARE, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR NEW OPTIONS

UNDER AWARE’S 2023 EQUITY AND INCENTIVE PLAN

SUMMARY TERM SHEET—OVERVIEW

THIS OFFER TO EXCHANGE AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE

AT 11:59 P.M., NEW YORK CITY TIME, ON FEBRUARY 20, 2024,

UNLESS THE OFFER IS EXTENDED

Aware, Inc., a Massachusetts corporation (the “Company,” “Aware,” “our,” “us” or “we”), is offering Eligible Participants (as defined below) the opportunity to exchange certain outstanding stock options for a grant of the right to receive new option grants of the Company’s common stock, par value $0.01 per share (the “New Options”), to be granted pursuant to and subject to the terms of the Aware, Inc. 2023 Equity and Incentive Plan (the “2023 Plan” and, such exchange program, the “Option Exchange Program”). The New Options will be granted on the completion date of this offer, which is currently expected to be February 20, 2024, at 11:59 p.m., New York City Time. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Stock Options for New Options Under Aware’s 2023 Equity and Incentive Plan (as the context requires, this document and the actions taken hereby, the “Offer to Exchange”).

Stock options are eligible for exchange (“Eligible Options”), whether vested or unvested, if they meet all of the following requirements:

•	the options are outstanding and unexercised as of the closing of the Offer to Exchange; and

•	the options are held by current employees, including officers, at the date of the closing of the Offer to Exchange.

You are eligible to participate in the option exchange and this Offer to Exchange (an “Eligible Participant”) only if you meet all of the following requirements:

•	you are an active employee of Aware or any of its subsidiaries on the date this offer commences and remain an active employee through the completion of the option exchange; and

•	you hold at least one Eligible Option as of the commencement of the option exchange.

If you choose to participate in the Option Exchange Program and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you New Options with the following terms:

•

Each New Option will be granted with an exercise price per share equal to the greater of (i) $2.21 per share and (ii) the closing price of our common stock as reported by Nasdaq on the date the New Option is granted.

•

Each New Option will represent your right to purchase a number of shares of our common stock that is calculated using an exchange ratio based on the exercise price of your tendered Eligible Option, as set forth below:

Exercise Price of Eligible Option	Exchange Ratio*
$4.50	47%
$4.73	44%
$5.50	37%
$6.50	29%
$7.50	25%

*	Rounded down to the nearest share

•	Your New Options will be granted under the 2023 Plan.

•	Each New Option will be granted as a nonstatutory stock option (“NSO”).

•	Each New Option will have a maximum term of ten years.

•

New Options will not be vested on the New Option Grant Date. Each New Option will vest and become exercisable, with respect to 50% of the shares of common stock underlying such New Option on the first anniversary of the grant date and, with respect to the remaining shares of common stock underlying such New Option, in twelve equal monthly installments thereafter, subject to the continuous service of the Eligible Participant.

The outstanding options that you hold under our equity incentive plans give you the right, when vested, to purchase shares of our common stock when you exercise those options by paying the applicable exercise price of those options. Thus, wherever we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

The option exchange has been designed so that the aggregate fair value of the New Options to be granted in the Offer to Exchange will be approximately equal to the aggregate fair value of the Eligible Options that are surrendered in the Offer to Exchange less a 10% reduction in the number of New Options to be issued. The applicable exchange ratios used for the option exchange have been determined using a Black-Scholes option pricing model and recent stock price levels. The number of New Shares calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Options to purchase fractional shares will not be granted in the option exchange.

The commencement date of the Offer to Exchange is January 19, 2024. We are making the option exchange upon the terms and subject to the conditions described in this Offer to Exchange and in the related Election Form distributed with the Offer to Exchange. The Offer to Exchange is voluntary with respect to each Eligible Option you hold. You are not required to participate in the Offer to Exchange. If you hold more than one option grant that qualifies as an Eligible Option and elect to participate in the Offer to Exchange, you will be allowed to tender for exchange as few or as many of your Eligible Option grants as you wish.

All Eligible Options that are properly surrendered in the option exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the completion date of this Offer to Exchange, and options elected for exchange will no longer be exercisable after that time. The New Options will be granted in exchange for the exchanged options as of the completion date of this offer and will be governed by the terms and conditions of the 2023 Plan and a nonstatutory stock option agreement between you and Aware.

If you choose not to participate in the Offer to Exchange, you will continue to hold your Eligible Options on the same terms and conditions and pursuant to the agreements and equity incentive plans under which they were originally granted.

Although our board of directors has approved this offer, neither we nor our board of directors will make any recommendation as to whether you should exchange, or refrain from exchanging, your Eligible Options for New Options in the Option Exchange Program. You must make your own decision regarding whether to surrender your Eligible Options for exchange after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal legal counsel, accountant, financial, and/or tax advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to this offer.

This Offer to Exchange is not conditioned upon a minimum total number of options being elected for exchange. This Offer to Exchange is subject to certain conditions which we describe under Section 7 of this Offer to Exchange, “Conditions of the Offer,” and the terms and conditions described in this Offer to Exchange.

Please see the section entitled “Risks of Participating in the Option Exchange Program” beginning on page 18 in this Offer to Exchange for a discussion of risks and uncertainties that you should consider before surrendering your Eligible Options for New Options. You should consider, among other things, these risks and uncertainties before deciding whether to participate in the Option Exchange Program.

Shares of our common stock are quoted on the Nasdaq Global Market under the symbol “AWRE”. On January 18, 2024, the last sale price of our common stock as quoted on the Nasdaq Global Market was $1.54 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

As of January 18, 2024, Eligible Options outstanding under our existing equity incentive plans were exercisable for approximately 2,260,000 shares of our common stock, or approximately 10.7% of the total shares of our common stock outstanding as of that date.

If you wish to participate in this offer, you must complete and submit an Election Form to Lindsey Savarino, the Company’s Senior Director, Human Resources before 11:59 p.m., New York City time, on February 20, 2024 (or such later time and date as may apply if the Offer to Exchange is extended). Election Forms that are received after the deadline will not be accepted. In order to submit the Election Form, you will be required to acknowledge your agreement to all of the terms and conditions of the Offer to Exchange as set forth in the offer documents.

You should direct questions about this offer to Lindsey Savarino. Requests for additional copies of this Offer to Exchange and the other offer documents should go to Lindsey Savarino.

IMPORTANT

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AWARE HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON AWARE’S BEHALF AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER TO EXCHANGE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH AWARE HAS REFERRED YOU. AWARE HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER TO EXCHANGE OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS REFERRED TO IN THIS DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY AWARE.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF AWARE OR ITS SUBSIDIARIES OR TO AFFECT AWARE’S RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER APPLICABLE LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. EXCEPT AS OTHERWISE PROVIDED UNDER APPLICABLE LAW AND/OR ANY EMPLOYMENT AGREEMENT BETWEEN YOU AND AWARE, THE EMPLOYMENT RELATIONSHIP BETWEEN AWARE AND EACH EMPLOYEE REMAINS “AT WILL.”

AWARE RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2023 PLAN AT ANY TIME, AND THE GRANT OF NEW OPTIONS UNDER THE 2023 PLAN AND THIS OFFER TO EXCHANGE DO NOT IN ANY WAY OBLIGATE AWARE TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE OPTIONS IN THE FUTURE. THE GRANT OF ANY NEW OPTIONS UNDER THE 2023 PLAN AND THIS OFFER TO EXCHANGE ARE WHOLLY DISCRETIONARY IN NATURE AND ARE NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, TERMINATION OR SIMILAR PAY.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR NEW OPTIONS

UNDER AWARE’S 2023 EQUITY AND INCENTIVE PLAN

SUMMARY TERM SHEET—QUESTIONS AND ANSWERS

Q20	After I have elected to exchange Eligible Options, is there anything I must do to receive my New Options after the completion date?	15

Other Equity Awards

Q21	Can I exchange shares of Aware common stock that I acquired pursuant to Aware’s Employee Stock Purchase Plan or otherwise?	15

Tax Consequences

Q22	Will I have to pay taxes if I participate in the Option Exchange Program?	15

Options Not Exchanged

Q23	What happens to my Eligible Option grants if I choose not to participate or my Eligible Options are not accepted for exchange?	16

Withdrawing Previous Elections

Q24	May I change my mind and withdraw from the Offer to Exchange?	16
Q25	What if I withdraw my election and then decide again that I want to participate in the Option Exchange Program?	16

Changes to the Offer to Exchange and Conditions to the Option Exchange

Q26	If Aware extends or changes the Offer to Exchange, how will you notify me?	16
Q27	Are there any conditions to the Offer to Exchange?	17

Availability of Additional Information

Q28	Whom can I contact if I have questions about the Offer to Exchange, or if I need additional copies of employee communications issued to date?	17

SUMMARY TERM SHEET—QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about the Option Exchange Program. You should read carefully this Summary Term Sheet—Questions and Answers and the entire Offer to Exchange, the Election Form and the other attached exhibits together with their associated instructions, and the other related documents referenced in the Offer to Exchange. The Offer to Exchange is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this Summary Term Sheet—Questions and Answers is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the Offer to Exchange and the other related documents referenced in the Offer to Exchange. Where appropriate, we have included in this Summary Term Sheet—Questions and Answers references to relevant sections in the Offer to Exchange to help you find more complete information with respect to these topics. Please review this Summary Term Sheet—Questions and Answers and the Offer to Exchange to ensure that you are making an informed decision regarding your participation in the option exchange.

Background Information

Q1. What is the Option Exchange Program?

A1. The Option Exchange Program is a one-time, voluntary opportunity for Eligible Participants to exchange eligible “underwater” stock option awards for a New Option to be issued under the 2023 Plan.

See also: Section 2 of the Offer to Exchange.

Q2. What are some key terms used in the Option Exchange Program?

A2. Here are some key terms used when describing the Option Exchange Program:

10% Option Reduction	The 10% reduction in the number of shares underlying New Options, calculated using a Black-Scholes option pricing model, based on the 90-day average price of Aware’s common stock as of September 21, 2023 of $1.60 per share, and increasing such Black-Scholes valuation by 10%

Active Employee	An employee of Aware or any of its subsidiaries. An employee is not an “active employee” if he or she (i) is on a leave that will result in a termination of employment with Aware or any of its subsidiaries, (ii) has provided Aware a notice of resignation or (iii) has received a notice of termination of employment from Aware or any of its subsidiaries.

Commencement Date	January 19, 2024, the date the Option Exchange Program offering period opens.

Completion Date	The date and time the offering period ends. The completion date is expected to be February 20, 2024, at 11:59 p.m., New York City Time, but is subject to change. Aware may extend the offering period and delay the completion date in its sole discretion, in which case the term “completion date” will refer to the last time and date on which this Offer to Exchange expires.

Election Form	The form by which Eligible Participants can elect to participate in the Option Exchange Program and choose which, if any, Eligible Options they wish to exchange. The election form must be submitted to Lindsey Savarino before 11:59 p.m., New York City time, on February 20, 2024 (or such later time and date as may apply if the Offer to Exchange is extended).

Eligible Option

A stock option grant that:

(i) is outstanding and unexercised as of the completion date of the Offer to Exchange; and

(ii)  is held by a current employee, including any officers, as of the completion date of the Offer to Exchange.

Eligible Participants	Active employees as of the commencement date who remain active employees through the completion date and hold at least one Eligible Option as of the commencement date.

Exchanged Options	Eligible Options that, as of the completion date, Eligible Participants elect to exchange for New Options in the Option Exchange Program.

Executive Officers	Those executive officers of Aware listed on Schedule A of the Offer to Exchange.

Exercise Price	The purchase price per share of the common stock underlying a stock option. The exercise price is a fixed price per share at which you can purchase Aware common stock once the applicable stock option vests.

Grant Date	The date an equity award, such as a stock option, is granted.

New Options	Options to be granted in consideration of the Eligible Options accepted for exchange.

Offer or Offer to Exchange	The legal document entitled “Offer to Exchange Certain Outstanding Stock Options for New Options Under Aware’s 2023 Equity and Incentive Plan.” The Offer to Exchange contains the terms and conditions of the Option Exchange Program and may be amended and supplemented from time to time.

Offering Period	The period between the commencement date and the completion date, during which Eligible Participants can choose to exchange Eligible Options in the Option Exchange Program. Currently, the offering period is January 19, 2024, through 11:59 p.m., New York City time, on February 20, 2024, but is subject to change. Aware may extend the offering period and delay the completion date in its sole discretion.

Option Agreement	The nonstatutory stock option agreement, governed by Aware’s 2023 Equity and Incentive Plan, pursuant to which the New Options will be issued.

Option Exchange	The exchange of Eligible Options for New Options.

SEC	The United States Securities and Exchange Commission.

Stock Option Expiration Date	The date a stock option expires and is no longer available for exercise.

Underwater	Stock option grants that have an exercise price that is higher than the current trading price of Aware’s common stock are considered to be underwater.

Withdrawal Form	The form to complete if you change your mind and decide to withdraw your tendered options from the offer. The withdrawal form must be submitted to Lindsey Savarino before 11:59 p.m., New York City time, on February 20. 2024 (or such later time and date as may apply if the Offer to Exchange is extended).

Q3. Why is Aware offering the Option Exchange Program?

A3. Aware’s compensation philosophy is intended to attract, retain and motivate employees using an appropriate mix and various levels of cash and equity compensation. Equity compensation for Aware’s employees is very important in the implementation of this philosophy.

Aware’s stock price has experienced a significant decline since its outstanding options were granted between 2019 and 2021. As a result, all of Aware’s options are underwater, and the Eligible Participants now hold stock options with exercise prices significantly higher than the current market price of our common stock. The Option Exchange Program has been designed to reinstate, as of a current date, the retention and motivational value of our equity compensation program and to balance the interests of Eligible Participants and Aware’s stockholders. The exchange ratios that will determine the number of New Options to be issued will provide a benefit to our stockholders, and the new exercise price will allow employees to exercise options at an exercise price more in line with the current market price.

When considering how best to continue to incentivize and reward our employees who hold out-of-the-money stock options, which primarily consist of Aware’s executive officers and senior management, Aware’s board of directors determined that a program under which current employees could exchange out-of-the-money stock options was most attractive for a number of reasons, including reduction of equity award “overhang” – the potential dilution to stockholders’ ownership represented by outstanding and unexercised stock options, providing reasonable, balanced incentives with the potential for a significant positive impact on retention, motivation and performance, and replacing current stock options that have little or no retention or incentive value with new stock options that will provide both retention and incentive value while not creating significant additional compensation expense to make efficient use of Aware’s resources.

See also: Section 3 of the Offer to Exchange.

Eligibility

Q4. How do I know whether I am eligible to participate in the Option Exchange Program?

A4. You will be eligible to participate in the Option Exchange Program if:

•	you are an active employee of Aware or any of its subsidiaries on the commencement date of the Offer to Exchange and remain an active employee through the completion date of the Offer to Exchange; and

•	you hold at least one Eligible Option as of the commencement date of the Offer to Exchange.

See also: Section 1 of the Offer to Exchange.

Q5. How do I know which options are eligible for the Option Exchange Program?

A5. Eligible Options are those options, whether vested or unvested, that meet all of the following requirements:

•	the options are outstanding and unexercised as of the completion date of the Offer to Exchange; and

•	the options are held by a current employee, including officers, as of the completion date of the Offer to Exchange.

See also: Section 2 of the Offer to Exchange.

Terms and Conditions of the Option Exchange and New Options

Q6. How many New Options will I receive for the Eligible Options that I exchange?

A6. The number of New Options that you are eligible to receive in exchange for an Eligible Option, which we generally refer to as an “exchange ratio,” will depend on the exercise price of your Eligible Option. The applicable exchange ratios are as follows:

Exercise Price of Eligible Option	Exchange Ratio*
$4.50	47%
$4.73	44%
$5.50	37%
$6.50	29%
$7.50	25%

The exchange ratios apply to each of your Eligible Option grants separately. This means that the various Eligible Options you hold may be subject to different exchange ratios. For purposes of applying the exchange ratios, options to purchase fractional shares will be rounded down to the nearest whole share on a grant-by-grant basis.

Example

Using the table above, if an Eligible Participant elected to exchange an Eligible Option to purchase 1,000 shares with an exercise price of $4.73 per share, that Eligible Participant would receive a New Option to purchase 440 shares (that is, 1,000 multiplied by 44%, rounded down to the nearest whole number).

In each case, the exchange ratios were calculated using a Black-Scholes option pricing model, based on the 90-day average price of our common stock as of September 21, 2023 of $1.60 per share, and increasing such Black-Scholes valuation by 10%, thereby reducing by 10% the number of shares underlying New Options, such that participating employees will receive 90% of the options that they would have received if the Option Exchange Program utilized an unadjusted Black-Scholes option pricing model to determine the exchange ratio. This is intended to result in the New Options to be issued in the option exchange having a fair value approximately equal to 90% of the aggregate fair value of the Eligible Options that are surrendered in the Offer to Exchange.

You will not have to calculate the number of New Options you will receive for the Eligible Options you elect to exchange in the option exchange. Your Election Form will include the number of New Options you are eligible to receive for each of your Eligible Option grants.

See also: Section 2 of the Offer to Exchange.

Q7. Will the terms and conditions of my New Options be the same as my Exchanged Options?

A7. No. The terms and conditions of your New Options, including the exercise price, vesting schedule, and term of your New Options, will be different than your tendered Eligible Options. The 2023 Plan and the option agreement under the plan are included as exhibits to a document Aware filed with the SEC called a “Schedule TO,” which is available on the SEC website at www.sec.gov.

See also: Question 22 of this Summary Term Sheet—Questions and Answers and Sections 2 and 14 of the Offer to Exchange.

Q8. Will my New Options have an exercise or purchase price?

A8. All New Options will be granted with an exercise price per share (the “New Option Price”) equal to the greater of (i) $2.21 per share and (ii) the closing price of our common stock as reported by Nasdaq on the date the New Option is granted. The New Option Price was calculated by adding an approximately 10% premium, or $0.20 per share, to the 52-week high of our shares of common stock through September 21, 2023 of $2.01 per share. Each New Option will represent your right to purchase a number of shares of our common stock that was calculated based on the applicable exchange ratio set forth above.

See also: Section 2 of the Offer to Exchange.

Q9. When will my New Options vest?

A9. All New Options will vest and become exercisable, with respect to 50% of the shares of common stock underlying such New Option on the first anniversary of the grant date and, with respect to the remaining shares of common stock underlying such New Option, in twelve equal monthly installments thereafter, subject to the continuous service of the Eligible Participant.

See also: Section 2 of the Offer to Exchange.

Q10. Do I need to exercise my New Option in order to receive shares?

A10. Yes. You will need to exercise the vested portion of your New Option and pay the New Option Price to receive shares of common stock.

Q11. When will I receive my New Options and option agreement?

A11. The grant date of the New Options will be the completion date and you will receive your option agreement no later than the second business day following completion date. If the offering period is extended, the completion date and the grant of the New Options will be correspondingly delayed.

See also: Sections 6 and 9 of the Offer to Exchange.

Participating in the Option Exchange

Q12. How do I participate in the Option Exchange Program?

A12. If you choose to participate in the Option Exchange Program, you must take action no later than 11:59 p.m., New York City time, on the completion date.

Your Election Form will include the number of New Options you are eligible to receive for each of your Eligible Option grants. Keep in mind that you may exchange all or a portion of or none of your Eligible Option grants for New Options.

If you choose to exchange any of your Eligible Options, you must complete, sign and submit your Election Form to Lindsey Savarino during the offering period (i.e., between the commencement date and the completion date).

You can withdraw your election at any time during the offering period; however, the last election that you make, if any, before 11:59 p.m., New York City time, on the completion date will be final.

See also: Answer to Question 13 of this Summary Term Sheet—Questions and Answers and Section 4 of the Offer to Exchange.

Q13. Am I required to participate in the Option Exchange Program?

A13. No. Participation in the Option Exchange Program is voluntary. If you choose not to participate in the offer, you will continue to hold your Eligible Options on the same terms and conditions and pursuant to the equity incentive plans under which they were originally granted.

See also: Section 2 of the Offer to Exchange.

Q14. Can I choose which Eligible Options I want to exchange?

A14. Yes, you may elect to tender as few or as many of your Eligible Option grants as you wish. In addition, partial exchange of an Eligible Option grant will be permitted. If you elect to tender an Eligible Option for exchange, you may tender all or any portion of that Eligible Option. .

See also: Section 2 of the Offer to Exchange.

Q15. Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?

A15. Yes. If you exercised an Eligible Option in part before the completion date, the remaining unexercised portion of the Eligible Option can be tendered for exchange in the Offer to Exchange.

See also: Section 2 of the Offer to Exchange.

Q16. How do I decide whether I should participate in the Option Exchange Program?

A16. First, review all of the materials provided to you in connection with the Offer to Exchange, including this Summary Term Sheet—Questions and Answers. These materials can all be found in, or filed as exhibits to, a document filed by Aware with the SEC called a “Schedule TO,” which is available on the SEC website at www.sec.gov.

In addition to reviewing the materials, please note the following:

1.	It is not a one-for-one exchange. You will receive fewer New Options than Eligible Options.

2.

The exchange ratios were calculated using a Black-Scholes option pricing model, based on the 90-day average price of our common stock as of September 21, 2023 of $1.60 per share, and increasing such Black-Scholes valuation by 10%, thereby reducing by 10% the number of shares underlying New Options, such that participating employees will receive 90% of the options that they would have received if the Option Exchange Program utilized an unadjusted Black-Scholes option pricing model to determine the exchange ratio. This is intended to result in the New Options to be issued in the option exchange having a fair value approximately equal to the 90% of the aggregate fair value of the Eligible Options that are surrendered in the Offer to Exchange.

3.	The New Option Price was calculated by adding an approximately 10% premium, or $0.20 per share, to the 52-week high of our shares of common stock through September 21, 2023 of $2.01 per share.

4.	New Options granted in the Exchange Offer will be subject to new, longer vesting schedules, even if the Eligible Options you exchange are fully vested at the time of the exchange.

5.	New Options granted in the Exchange Offer will have a maximum term of ten (10) years.

6.	You should carefully consider the potential tax consequences of your exchange of Eligible Options for New Options.

Please also note that no one from Aware is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Offer to Exchange or the documents referenced in the Offer to Exchange. You must make your own personal decision as to whether or not to participate in the Option Exchange Program. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) for further advice.

See also Sections 3 and 9 of the Offer to Exchange and Risks of Participating in the Option Exchange Program in the Offer to Exchange.

Q17. Is Aware making any recommendation as to whether I should exchange my Eligible Options?

A17. No. Aware is not making any recommendation as to whether you should accept the Offer to Exchange. No one from Aware is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Offer to Exchange or the documents referenced in the Offer to Exchange. You must make your own personal decision as to whether or not to participate in the Option Exchange Program. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) for further advice.

See also Section 3 of the Offer to Exchange and Risks of Participating in the Option Exchange Program in the Offer to Exchange.

Exchanged Options

Q18. When will my exchanged options be cancelled?

A18. Your exchanged options will be cancelled as of the completion date. If the Offer to Exchange is extended and the completion date delayed, the cancellation of your exchanged options will be correspondingly delayed.

See also: Section 6 of the Offer to Exchange.

Q19. If I elect to participate in the Offer to Exchange, will I be required to give up all of my rights under the exchanged options?

A19. Yes. Once Aware has accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those exchanged options. Aware will cancel all exchanged options as of the completion date. However, if the completion date is delayed, the date the exchanged options are cancelled will be correspondingly delayed.

See also: Section 6 of the Offer to Exchange.

Q20. After I have elected to exchange Eligible Options, is there anything I must do to receive my New Options after the completion date?

A20. No. Once your exchanged options have been cancelled, you do not need to take additional action in order to receive your New Options. Your New Options will be granted to you as of the completion date. If the Offer to Exchange is extended and the completion date delayed, the date on which the New Options are granted will be correspondingly delayed. In order to receive the New Options, you must continue to be an active employee through the completion date and execute your option agreement.

See also Answer to Question 11 of this Summary Term Sheet—Questions and Answers and Section 9 of the Offer to Exchange.

Other Equity Awards

Q21. Can I exchange shares of Aware common stock that I acquired pursuant to Aware’s Employee Stock Purchase Plan or otherwise?

A21. No. The Offer to Exchange relates only to Eligible Options. You may not exchange shares of Aware common stock (including without limitation any shares that you may have acquired pursuant to Aware’s Employee Stock Purchase Plan) or any equity awards (other than Eligible Options) in the Offer to Exchange.

See also: Section 2 of the Offer to Exchange.

Tax Consequences

Q22. Will I have to pay taxes if I participate in the Option Exchange Program?

A22. If you participate in the Option Exchange Program, you generally will not be required to recognize income for income taxes or other tax purposes at the time of the exchange, or when the New Options are granted.

You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the personal tax consequences to you of participating in the Option Exchange Program.

See also: Section 14 of the Offer to Exchange.

Options Not Exchanged

Q23. What happens to my Eligible Option grants if I choose not to participate or my Eligible Options are not accepted for exchange?

A23. If you choose not to participate or your Eligible Options are not accepted for exchange, your Eligible Option grants will remain outstanding until they are exercised or expire by their terms, retain their current exercise price, retain their current vesting schedule and retain all of the other terms and conditions as set forth in the relevant equity incentive plan and agreement related to such Eligible Option grants.

See also: Sections 6 and 14 of the Offer to Exchange.

Withdrawing Previous Elections

Q24. May I change my mind and withdraw from the Offer to Exchange?

A24. Yes. You may change your mind after you have made your election and withdraw from participating in the Option Exchange Program at any time before 11:59 p.m., New York City time, on the completion date by submitting a Withdrawal Form to Lindsey Savarino.

See also: Sections 4 and 5 of the Offer to Exchange.

Q25. What if I withdraw my election and then decide again that I want to participate in the Option Exchange Program?

A25. If you have withdrawn your election to participate and then decide again that you would like to participate in the Option Exchange Program, you may re-elect to participate by submitting a new properly completed Election Form to Lindsey Savarino before 11:59 p.m., New York City time, on the completion date.

Please note that the last valid election or withdrawal that you make before 11:59 p.m., New York City time, on the completion date will be final.

See also Question 14 of this Summary Term Sheet—Questions and Answers and Sections 4 and 5 of the Offer to Exchange.

Changes to the Offer to Exchange and Conditions to the Option Exchange

Q26. If Aware extends or changes the Offer to Exchange, how will you notify me?

A26. If Aware extends or otherwise changes the Offer to Exchange, Aware will issue a press release, email and/or other form of communication disclosing the extension no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled completion date.

See also: Sections 2 and 14 of the Offer to Exchange.

Q27. Are there any conditions to the Offer to Exchange?

A27. Yes. The completion of the Offer to Exchange is subject to a number of customary conditions that are described in Section 7 of the Offer to Exchange. If any of these conditions are not satisfied, Aware will not be obligated to accept and exchange properly tendered Eligible Option grants, though Aware may elect to do so at its sole discretion.

The offer is not conditioned upon a minimum number of Eligible Options being surrendered for exchange or a minimum number of Eligible Participants participating.

See also: Sections 2 and 7 of the Offer to Exchange.

Availability of Additional Information

Q28. Whom can I contact if I have questions about the Offer to Exchange, or if I need additional copies of employee communications issued to date?

A28. Aware has publicly filed all of the documents referred to in the Offer to Exchange and this Summary Term Sheet—Questions and Answers with the SEC on exhibits to a document called a “Schedule TO,” which is available at http://www.sec.gov.

You should direct questions about the Offer to Exchange to Lindsey Savarino. Requests for additional copies of the Offer to Exchange and the other documents referred to herein should go to Lindsey Savarino.

See also: Section 17 of the Offer to Exchange.

FORWARD-LOOKING STATEMENTS

The Offer to Exchange and the documents incorporated by reference into the Offer to Exchange contain forward-looking statements. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and other similar expressions. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements for a variety of reasons, including, without limitation, those discussed elsewhere in this Offer to Exchange, the documents incorporated by reference and in our other reports filed with the SEC. We are under no obligation, and expressly disclaim any intention or obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.

RISKS OF PARTICIPATING IN THE OPTION EXCHANGE PROGRAM

Participating in the Option Exchange Program involves a number of risks and uncertainties, including those described below. You should carefully review these risks and uncertainties, and the other information contained in this Offer to Exchange, including the Schedules to this Offer to Exchange, and in our other filings with the SEC. You are also encouraged to speak with your personal legal counsel, accountant, financial, and/or tax advisor(s) before deciding to participate in the Option Exchange Program.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your exchanged options are cancelled, your exchanged options might be worth more than the New Options that you receive in exchange for them.

The exchange ratios were calculated using a Black-Scholes option pricing model, based on the 90-day average price of our common stock as of September 21, 2023 of $1.60 per share, and increasing such Black-Scholes valuation by 10%, thereby reducing by 10% the number of shares underlying New Options, such that participating employees will receive 90% of the options that they would have received if the Option Exchange Program utilized an unadjusted Black-Scholes option pricing model to determine the exchange ratio. This is intended to result in the New Options to be issued in the option exchange having a fair value approximately equal to the 90% of the aggregate fair value of the Eligible Options that are surrendered in the Offer to Exchange. Because the exchange ratios of this offer are not one-for-one with respect to exchanged options, it is possible that, at some point in the future, your Eligible Options could be economically more valuable than any New Shares issued to you in exchange for them pursuant to Option Exchange Program. The New Option Price was calculated by adding an approximately 10% premium, or $0.20 per share, to the 52-week high of our shares of common stock through September 21, 2023 of $2.01 per share.

Because the number of shares issuable to you upon exercise of your New Options will be fewer than the number of shares issuable to you upon exercise of your Eligible Options, it is possible that, at some point in the future, due to potential increases in our stock price, those Eligible Options would have been more economically valuable than the New Options granted pursuant to the Offer to Exchange.

If your service with Aware terminates before your New Options vest, you will not be able to exercise your unvested New Options, but you may have been able to exercise the Eligible Options you exchanged for the New Options.

The New Options will be subject to a new vesting schedule that differs from the vesting schedules of the Eligible Options that you exchange. Accordingly, if you do not exchange your vested Eligible Options for New Options, and your service with Aware terminates, if our stock price increases above the exercise price per share of your vested Eligible Options, you would still be able to exercise and sell the underlying shares of common stock for these vested Eligible Options at a gain. However, if you exchange your vested Eligible Options for New Options, and your service with Aware terminates after you receive New Options but before such New Options have vested and can be exercised, you will receive no value from the unvested portion of the New Options if our stock price increases.

Risks that are Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our subsequent Quarterly Reports on Form 10-Q, as well as the information provided in this Offer to Exchange (including the Schedules to this Offer to Exchange) and the other materials that we have filed with the SEC, before making a decision on whether to surrender your Eligible Options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17 of the Offer to Exchange entitled “Additional Information” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER TO EXCHANGE

January 19, 2024

THE OFFER TO EXCHANGE

You should read carefully this entire Offer to Exchange, the Summary Term Sheet—Questions and Answers, the Election Form and other attached exhibits, together with their associated instructions, and the other related documents referenced in this Offer to Exchange. This Offer to Exchange is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this Offer to Exchange is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the related documents referenced in this Offer to Exchange. Please review this Offer to Exchange to ensure that you are making an informed decision regarding your participation in the option exchange. Certain terms used in this Offer to Exchange are defined in the answer to Question 2 of the Summary Term Sheet—Questions and Answers, “What are some key terms used in the Option Exchange Program?”

Section 1. Eligibility.

In order to participate in the option exchange, you must be an eligible employee holding outstanding Eligible Options as of the commencement date and the completion date.

You are an “eligible employee” if you are an active employee as of the commencement date and you remain an active employee through the completion date. You will not be an “eligible employee” for purposes of this offer if you cease to be an active employee for any reason prior to the completion of the offer, including a termination of your employment by reason of retirement, disability, death or for cause. You will not be considered to be an “active employee” if you are (i) on a leave that will result in a termination of employment with Aware or any of its subsidiaries, (ii) have provided a notice of resignation to Aware or any of its subsidiaries, or (iii) have received a notice of termination of employment from Aware or its subsidiaries. Our executive officers and members of our board of directors, who are listed on Schedule A to this Offer to Exchange, are eligible to participate in the Option Exchange Program. See Section 11 of this Offer to Exchange for more

To receive a New Option grant, you must remain in continuous service to Aware or any of its subsidiaries through the completion date. If you do not provide continuous service to Aware or any of its subsidiaries through the completion date, you will keep your current Eligible Options and they will vest and expire in accordance with their existing terms. If the offering period is extended and the completion date delayed, then the New Option grants will be correspondingly delayed.

Except as provided by applicable law and/or any employment agreement between you and Aware, your employment with Aware or any of its subsidiaries remains “at-will” and can be terminated by you or Aware at any time, with or without cause or notice. Participation in Aware’s equity plans is entirely voluntary, and the benefits afforded under the plans do not form an employment contract with Aware or any of its affiliates. The grant of New Options in connection with the Offer to Exchange is a one-time benefit and will not provide you with the right to receive any future equity award grants under Aware’s equity plans or otherwise. In order to receive the New Options, you must provide continuous service to Aware or any of its subsidiaries through the date of issuance and execute an option agreement.

Only Eligible Options will be accepted for exchange in the option exchange. An “Eligible Option” must meet all of the following criteria:

•	the options are outstanding and unexercised as of the completion date of the Offer to Exchange; and

•	the options are held by a current employee, including officers, as of the completion date of the Offer to Exchange.

Section 2. New Options Granted in the Option Exchange; Number of New Options; Completion Date.

Aware is offering Eligible Participants the opportunity to exchange certain outstanding stock options for New Options with modified terms. Eligible Options that are validly tendered prior to the completion date will be exchanged for New Options in exchange for an Eligible Holder’s agreement to accept fewer shares, a revised vesting schedule, a new option term and the tax treatment of the New Options.

If you choose to participate in the Option Exchange Program and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you New Options with the following terms:

•

Each New Option will be granted with an exercise price per share equal to the greater of (i) $2.21 per share and (ii) the closing price of our common stock as reported by Nasdaq on the date the New Option is granted.

•

Each New Option will represent your right to purchase a number of shares of our common stock that is calculated using an exchange ratio based on the exercise price of your tendered Eligible Option, as set forth below:

Exercise Price of Eligible Option	Exchange Ratio*
$4.50	47%
$4.73	44%
$5.50	37%
$6.50	29%
$7.50	25%

*	Rounded down to the nearest share

•	Your New Options will be granted under the 2023 Plan.

•	Each New Option will be granted as an NSO.

•	Each New Option will have a maximum term of ten years.

•

New Options will not be vested on the New Option Grant Date. Each New Option will vest and become exercisable, with respect to 50% of the shares of common stock underlying such New Option on the first anniversary of the grant date and, with respect to the remaining shares of common stock underlying such New Option, in twelve equal monthly installments thereafter, subject to the continuous service of the Eligible Participant.

The option exchange has been designed so that the aggregate fair value of the New Options to be granted in the Offer to Exchange will be approximately equal to the 90% of the aggregate fair value of the Eligible Options that are surrendered in the Offer to Exchange. The applicable exchange ratios used for the option exchange have been determined using a Black-Scholes option pricing model and recent stock price levels. The number of New Shares calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Options to purchase fractional shares will not be granted in the option exchange.

Example

Using the table above, if an Eligible Participant elected to exchange an Eligible Option to purchase 1,000 shares with an exercise price of $4.73 per share, that Eligible Participant would receive a New Option to purchase 440 shares (that is, 1,000 multiplied by 44%, rounded down to the nearest whole number).

Participation in this offer is completely voluntary. If you elect to participate in this offer, you must exchange all of your Eligible Options. Partial exchange of an Eligible Option grant will be permitted. If you elect to tender an Eligible Option for exchange, you may tender all or any portion of that Eligible Option. In addition, you may elect to tender as few or as many of your Eligible Option grants as you wish.

All Eligible Options that are properly surrendered in the option exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the completion date, and Eligible Options elected for exchange will no longer be exercisable after that time. A New Option will be granted in exchange for the exchanged options as of the completion date.

The completion date will be 11:59 p.m., New York City time, on February 20, 2024, unless we extend the offer at our sole discretion. If we extend the offer, the completion date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

Section 3. Purposes of the Offer and Reasons for Structure of the Offer.

We believe that an effective and competitive employee incentive program is in the best interests of our stockholders and imperative for the future growth and success of our business. We rely on our employees, including our officers and other Eligible Participants, to implement our strategic initiatives, expand and develop our business and satisfy customer needs. Stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages our officers and other employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

When our compensation committee approves the grant of a stock option, it establishes the exercise price that the optionee must pay to purchase shares of our common stock when the option is exercised. The per share exercise price is generally set at the closing price of our common stock as reported by Nasdaq on the date the New Option is granted. In some cases, we have set exercise prices at a premium to the closing price on the date of grant. In connection with the engagement of certain executive officers, including Robert A. Eckel, our chief executive officer and president, and Mohamed Lazzouni, our chief technology officer, we granted certain options in connection with such officer’s engagement with exercise prices set at $4.50 per share, $5.50 per share, $6.50 per share and $7.50 per share. These options were granted at a premium to the closing prices on the respective dates of grant, which were $2.75 per share on September 19, 2019 and $3.09 per share on November 19, 2019. In each case, an optionee receives value only if he or she exercises an option and sells the purchased shares at a price that exceeds the stock option’s exercise price.

Our stock price has experienced a significant decline since our outstanding options were granted between 2019 and 2021. As a result, all of our options are out of the money, and the Eligible Participants now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the lowest exercise price for our options currently outstanding is $4.50 per share, which is significantly greater than the closing price of our common stock as reported by Nasdaq on January 18, 2024 of $1.54 per share. As of January 18, 2024, Eligible Participants held options to purchase 2,260,000 shares of our common stock with exercise prices ranging from $4.50 per share to $7.50 per share. We believe that our employees, including officers, who hold options view these existing stock options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, our board of directors believes that these options are ineffective at providing the incentives and retention value necessary to motivate our employees who hold outstanding options to increase long-term stockholder value. We believe the Option Exchange Program will provide us with an opportunity to restore for Eligible Participants an incentive to remain with us and contribute to the future growth and success of our business.

When considering how best to continue to incentivize and reward our employees who hold out-of-the-money stock options, which primarily consist of our executive officers and senior management, our board of directors reviewed and evaluated strategies to address this issue. We determined that a program under which current employees could exchange out-of-the-money stock options was most attractive for a number of reasons, , including reduction of equity award “overhang” – the potential dilution to stockholders’ ownership represented by outstanding and unexercised stock options, providing reasonable, balanced incentives with the potential for a significant positive impact on retention, motivation and performance, and replacing current stock options that have little or no retention or incentive value with new stock options that will provide both retention and incentive value while not creating significant additional compensation expense to make efficient use of Aware’s resources.

Except as otherwise disclosed in this Offer to Exchange, including those documents filed with the SEC and incorporated by reference herein, we currently have no plans, proposals, or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from Nasdaq;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our charter, bylaws or other governing instruments or any actions that may impede the acquisition of control of us by any person.

Section 4. Procedures for Electing to Exchange Options.

Proper election to exchange options.

Participation in this offer is voluntary. If you choose to participate in this offer, you must complete, sign and submit your Election Form to Lindsey Savarino before 11:59 p.m., New York City time, on the completion date, which is expected to be February 20, 2024.

If you elect to tender an Eligible Option for exchange, you may tender all or any portion of that Eligible Option. In addition, you may elect to tender as few or as many of your Eligible Option grants as you wish. For a summary of your outstanding Eligible Options, please refer to your individualized Election Form, which, among other things, lists your outstanding Eligible Option grants, the grant date of your Eligible Options, the expiration date of your Eligible Options, the exercise price of your Eligible Options, the number of outstanding shares subject to your outstanding Eligible Options, and the number of New Shares you would have a right to receive in exchange for each Eligible Option.

Your election to participate becomes irrevocable at 11:59 p.m., New York City time, on the completion date, which is expected to be February 20, 2024, unless the offer is extended, in which case your election will become irrevocable after the new completion date. You may change your mind after you have submitted an Election Form and withdraw from the offer at any time before 11:59 p.m., New York City time, on the completion date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before 11:59 p.m., New York City time, on the completion date.

Only Election Forms that are complete and actually received by Aware by 11:59 p.m., New York City time, on the completion date will be accepted.

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension, which we may grant in our sole discretion.

Our receipt of your Election Form is not by itself an acceptance of your Eligible Options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly tendered for exchange and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible Options accepted for exchange will be cancelled as of the completion date.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Option grants. We reserve the right to reject any Election Form or any Eligible Option grants tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Forms, nor will anyone incur any liability for failure to give any notice. No surrender of Eligible Option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the Eligible Option grants or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the U.S. Securities Exchange Act of 1934, as amended, we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender with respect to any particular Eligible Options or any particular eligible employee.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer, and will be controlling, absolute and final, subject to your withdrawal rights under the offer as described in Section 5 of this Offer to Exchange and our acceptance of your surrendered Eligible Options in accordance with the offer as described in Section 6 of the Offer to Exchange. Our acceptance of your options for exchange will constitute a binding agreement between Aware and you upon the terms and subject to the conditions of this offer.

Section 5. Withdrawal Rights and Change of Election.

You may withdraw the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw the options that you previously elected to exchange at any time before 11:59 p.m., New York City time, on the completion date, which is expected to be February 20, 2024. If we extend the offer, you may withdraw your options at any time until the extended completion date. To withdraw the options that you previously elected to exchange, you must complete and submit a Withdrawal Form to Lindsey Savarino before 11:59 p.m., New York City time, on the completion date.

If you withdraw your Eligible Option grants, you may re-elect to exchange the withdrawn Eligible Option grants again at any time before 11:59 p.m., New York City time, on the completion date. All Eligible Option grants that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such Eligible Option grants before 11:59 p.m., New York City time, on the completion date. To re-elect to exchange your Eligible Option grants, you must submit a new Election Form to Aware before 11:59 p.m., New York City time, on the completion date by following the procedures described in Section 4 of this Offer to Exchange. This new Election Form must be properly completed and submitted. Any prior Election Form or Withdrawal Form will be disregarded.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before 11:59 p.m., New York City time, on the completion date.

Section 6. Acceptance of Options for Exchange; Grant of New Options.

Upon the terms and conditions of this offer, effective as of the completion date, we will accept for exchange and cancel all Eligible Option grants properly elected for exchange and not validly withdrawn before 11:59 p.m., New York City time, on the completion date, which is expected to be February 20, 2024. Once the Eligible Options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your Eligible Options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the completion date.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, effective as of the completion date, we will accept all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of Eligible Options. This notice may be made by press release, email or other method of communication.

We will grant New Options on the completion date. We expect the completion date to be February 20, 2024. However, if the offer is extended and the completion date delayed, the New Option grants will be correspondingly delayed.

The New Options will be granted under the 2023 Plan and will be subject to the terms and conditions of an option agreement between you and Aware. The number of shares you will have the right to receive under the New Options will be determined based upon the exchange ratio described in Section 2 of this Offer to Exchange, and the other terms of the New Options will be as described in Section 2 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they are exercised or expire by their existing terms and will retain their current exercise price, current vesting schedule and other current terms and conditions.

Section 7. Conditions of the Offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act), if at any time on or after the commencement date and before the completion date, any of the following events shall have occurred, or shall have been determined by us, in our reasonable judgment, to have occurred, other than by actions or omissions to act by us:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States or abroad;

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including without limitation a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index measured during any time period after the date of commencement of the offer;

•

any significant change in the market price of the shares of our common stock or any changes in the general political, market, economic or financial conditions in the United States or abroad that have resulted or are reasonably likely to result in a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock;

•

the commencement, continuation, or escalation of a war or other national or international calamity which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer;

•

if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates or worsens materially after commencement of the offer;

•	a written threat, instituted or pending action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to us or the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•

a tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional shares constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding shares that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of Eligible Options;

•

any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange;

•

any event or events occur that have resulted or may result, in our reasonable judgment in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•

any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Aware that directly or indirectly challenge the making of this Offer to Exchange, the acquisition of some or all of the options elected for exchange pursuant to this Offer to Exchange or the issuance of New Shares pursuant to this Offer to Exchange.

If any of the above events occur, we may, in our sole discretion:

•	terminate the offer and promptly return all tendered Eligible Options to tendering holders;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the completion date. We may waive any condition to this offer, in whole or in part, at any time and from time to time before the completion date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 may be challenged only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

Section 8. Price Range of Shares Underlying the Options.

The shares of Aware common stock underlying your options are listed and principally traded on the Nasdaq Global Market under the symbol “AWRE.” The following table shows the high and low sales price per share of our common stock as reported on the Nasdaq Global Market for the periods indicated from January 1, 2022 to December 31, 2023.

	High	Low
Year Ending December 31, 2023:
First Quarter ended March 31, 2023	$1.94	$1.54
Second Quarter ended June 30, 2023	1.89	1.50
Third Quarter ended September 30, 2023	1.80	1.35
Fourth Quarter through December 31, 2023	1.80	1.05
Year Ended December 31, 2022:
First Quarter ended March 31, 2022	$3.80	$2.65
Second Quarter ended June 30, 2022	3.10	2.16
Third Quarter ended September 30, 2022	2.50	1.78
Fourth Quarter ended December 31, 2022	2.01	1.32

As of January 18, 2024, the last sale price of our shares, as reported on the Nasdaq Global Market, was $1.54 per share. As of January 18, 2024, there were 21,084,999 outstanding shares of Aware common stock.

Among other things, you should evaluate current market quotations for shares of our common stock before deciding whether or not to accept this offer.

Section 9. Source and Amount of Consideration; Terms of New Options.

Consideration.

We will grant New Options in exchange for Eligible Options properly tendered for exchange by you and accepted by us for exchange. New Options are equity awards subject to the 2023 Plan and the option agreement. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive a New Option based on the applicable exchange ratio of your exchanged options as described in Section 2 of this Offer to Exchange with an exercise price per share equal to the greater of (i) $2.21 per share and (ii) the closing price of our common stock as reported by Nasdaq on the date the New Option is granted, and otherwise on the terms described in Section 2 of this Offer to Exchange. New Options will not be granted with respect to fractional shares in the option exchange. Any fractional shares underlying New Options will be rounded down to the nearest whole share number. You do not have to make any cash payment to Aware to receive your New Option. In addition, you will incur brokerage fees if you decide to exercise any New Options issued to you (following the vesting of such New Options).

If we receive and accept tenders from Eligible Participants with respect to all Eligible Options, Eligible Options to purchase an aggregate of 2,260,000 shares would be surrendered and we will grant New Options covering a total of 968,273 shares.

The New Options will be granted under the 2023 Plan and will be subject to an option agreement between you and Aware. The current 2023 Plan and form of option agreement for the 2023 Plan are included as exhibits to the Schedule TO, which is available on the SEC website at www.sec.gov. The following description summarizes the material terms of the 2023 Plan. Our statements in this Offer to Exchange concerning the 2023 Plan and stock options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2023 Plan and the form of option agreement under the 2023 Plan. Each of these documents is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov. We will promptly furnish to you copies of these documents upon request at our expense.

2023 Equity and Incentive Plan.

The 2023 Plan permits the granting of incentive stock options and nonstatutory stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, dividend equivalent rights, and cash awards. As of January 18, 2024, 1,277,130 shares of our common stock are available for issuance pursuant to awards under the 2023 Plan, plus an additional number of shares equal to the number of shares of our common stock subject to awards granted under the 2001 Nonqualified Stock Plan, as amended (the “2001 Plan”) that expire or terminate without having been exercised, are forfeited or otherwise repurchased by us at the grantee’s original purchase price, or are withheld in payment of the exercise price of an option under the 2001 Plan or to satisfy tax withholding obligations with respect to such exercise, up to a maximum of 2,590,000 shares. For the avoidance of doubt, shares underlying options surrendered under the 2001 Plan pursuant to the Option Exchange Program will be treated as terminated without being exercised under the 2001 Plan, and such shares will be added back to the shares available for issuance under the 2023 Plan (provided that the 2023 Plan is approved). Shares underlying New Options issued pursuant to the Option Exchange Program will reduce the number of shares available for issuance under the 2023 Plan.

The 2023 Plan is administered by our board of directors or, if designated by our board of directors, our compensation committee. Subject to the other provisions of the 2023 Plan, the administrator has the power to determine the terms, conditions and restrictions of the awards granted under the plan, including the number of shares subject to an award and the vesting criteria.

Issuance of New Options.

Each New Option will represent a stock option in accordance with the 2023 Plan and the option agreement. If you decide to exchange your Eligible Options, your New Option will be granted on the completion date of this Offer to Exchange.

Form of payout.

New Options will only be issued if the holder remains an active employee under the terms and conditions of the applicable option agreement, the relevant terms of the 2023 Plan and other relevant Aware policies, as each may be amended from time to time. We will satisfy all tax withholding in the manner specified in your option agreement.

Transferability of New Options.

A stock option generally may not be transferred, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of awards (other than incentive stock options) by holders to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.

Registration and sale of shares underlying New Options.

All of the shares issuable under the New Options will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC prior to the completion date. Unless you are an employee who is considered an affiliate of Aware for purposes of the Securities Act, you will be able to sell shares upon exercise of your New Options free of any transfer restrictions under applicable U.S. securities laws. Any sale of the shares underlying New Options will be subject to compliance with Aware’s black-out policies, which prohibit employees from trading in Aware common stock during certain periods.

U.S. Federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the New Options and exchanged options, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss the consequences to you of this transaction.

Section 10. Information Concerning Aware.

We are a global leader in biometrics software offerings and solutions. Our portfolio enables government agencies and commercial entities to enroll, identify, authenticate and enable using biometrics, which comprise physiological characteristics, such as fingerprints, faces, irises and voices.

•	Enroll: Register biometric identities into an organization’s secure database

•	Identify: Utilize an organization’s secure database to accurately identify individuals using biometric data

•	Authenticate: Provide frictionless multi-factor, passwordless access to secured accounts and databases with biometric verification

•	Enable: Manage the lifecycle of secure identities through optimized biometric interchanges

We have been engaged in this business since 1993. Our comprehensive portfolio of biometric solutions is based on innovative, robust products designed explicitly for ease of integration, including customer-managed and integration ready biometric frameworks, platforms, software development kits (SDKs) and services. Principal government applications of biometrics systems include border control, visa applicant screening, law enforcement, national defense, intelligence, secure credentialing, access control, and background checks. Principal commercial applications include mobile enrollment, user authentication, identity proofing, and secure transaction enablement.

Our products span multiple biometric modalities including fingerprint, face, iris and voice, and provide interoperable, standards-compliant, field-proven biometric functionality. Our products are used to capture, verify, format, compress and decompress biometric images as well as aggregate, analyze, process, match and transport those images and templates within biometric systems. For large deployments, we may provide project management and software engineering services. We sell our biometrics software products and services globally through a multifaceted distribution strategy using systems integrators, original equipment manufacturers (OEMs), value added resellers (VARs), partners, and directly to end user customers.

Aware was incorporated in Massachusetts in 1986. We are headquartered at 76 Blanchard Road in Burlington, Massachusetts, and our telephone number at this address is (781) 687-0300. Our website address is www.aware.com. The information contained on Aware’s website is not incorporated by reference into this Offer to Exchange and should not be considered part of this Offer to Exchange.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, are incorporated herein by reference. Schedule B of this Offer to Exchange is a summary of our financial statements from our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

We had a book value of $1.80 per share as of September 30, 2023 (calculated using the book value of $ 37.865 as of September 30, 2023, divided by the number of outstanding shares of 21,014,256 as of September 30, 2023).

Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options.

A list of our current directors and executive officers as of January 18, 2024, is attached to this Offer to Exchange as Schedule A. Non-employee members of our board of directors do not hold any outstanding options, and are thus not eligible to participate in the Option Exchange Program.

Our executive officers are eligible to participate in the Exchange Offer on the same terms as all other Eligible Holders. Eligible Options held by our executive officers constitute approximately 85% of all Eligible Options. The following table shows the number of shares of our common stock underlying Eligible Options held by our executive officers as of January 18, 2024, and the number of New Options that such executive officers may receive assuming, for purposes of illustration only, that each executive officer remains eligible and decides to exchange all of his Eligible Options:

Name	Title	Shares Underlying All Eligible Options	Weighted Average Exercise Price ($)	New Options to be Granted Assuming All Eligible Options are Exchanged	Percentage of All Eligible Options
Robert A. Eckel	Chief Executive Officer & President	1,450,000	4.91	619,000	27.4%
Mohamed Lazzouni	Chief Technology Officer	375,000	4.98	157,875	7.0%
David K. Traverse	Principal Financial Officer	100,000	4.73	44,000	1.9%

During the 60-day period prior to the date of this Offering Memorandum, we have not granted any options that are Eligible Options, and no Eligible Options have been exercised. During such 60-day period, neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any of our affiliates, has engaged in any transaction involving the Eligible Options.

Except as otherwise described in this Offer to Exchange or in our filings with the SEC, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 12. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer .

Eligible Options accepted for exchange in the Option Exchange Program will be issued as New Options under the 2023 Plan. The net shares underlying the Eligible Options granted under the 2001 Plan in excess of the shares underlying the New Options will be returned to the pool available for issuance under the 2023 Plan. All other Eligible Options that are exchanged for New Options will not be returned to any pool of shares available under our equity incentive plans.

We expect to recognize the incremental compensation cost of the New Options issued in connection with the option exchange, if any. The incremental compensation expense associated with the Option Exchange Program will be measured as the excess, if any, of the fair value of each new stock option granted to participants in the Option Exchange Program, measured as of the date the new stock options are granted, over the fair value of the stock options surrendered in exchange for the new stock options, measured immediately prior to the cancellation. We do not expect the incremental compensation expense, if any, to be material. We will recognize any such incremental compensation expense ratably over the vesting period of the New Options.

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and grant of New Options as contemplated by the offer, or any Nasdaq listing requirements that would be required for the acquisition or ownership of New Options subject thereto as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to grant New Options for exchanged options is subject to the conditions described in Section 7 of this Offer to Exchange.

Section 14. Material Income Tax Consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of Eligible Options for New Options pursuant to the offer for those Eligible Participants subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants. This summary does not address applicable state or local taxes to which you may be subject.

Option Repricing.

Eligible Participants who exchange outstanding options for New Options generally will not be required to recognize income for U.S. federal income tax purposes on the exchanged options at the time of the exchange.

Nonstatutory Stock Options.

Upon the exercise of a nonstatutory stock option, an option holder will recognize ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares of our common stock on the date of exercise, and either we or our subsidiaries will receive a tax deduction for the same amount. Upon disposition of the shares received upon option exercise, any gain or loss in value after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of our common stock have been held. A capital gain or loss will generally be long-term if the option holder held the shares for more than 12 months after the option exercise date, or short-term if the option holder held the shares for 12 months or less. Special rules will apply where all or a portion of the exercise price of the option is paid by tendering shares of our common stock.

Material Non-U.S. tax consequences.

The tax consequences for Eligible Participants subject to income tax outside of the United States may differ from the U.S. federal income tax consequences summarized above and will depend on the tax rules and regulations in the applicable jurisdiction.

We strongly recommend that you consult your personal legal counsel, accountant, financial, and/or tax advisor(s) with respect to the federal, state, local and foreign tax consequences of participating in the offer.

Section 15. Extension of Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any surrendered Eligible Options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the offer and delay the completion date, we also will extend your right to withdraw tenders of Eligible Options until such delayed completion date. In the case of an extension, we will issue a press release, email or other form of communication no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled completion date.

We also reserve the right, in our discretion, before the completion date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the completion date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this offer or the consideration being offered by us for the Eligible Options in this offer, the offer will remain open for at least ten business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the offer’s period so that at least ten business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Section 16. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of Eligible Options to be exchanged through this offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the offer, including, but not limited to, any expenses associated with any personal legal counsel, accountant, financial, and/or tax advisor(s) consulted or retained by you in connection with this offer.

Section 17. Additional Information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2022, filed with the SEC on March 15, 2023, as amended on March 17, 2023;

2.	Our Definitive Proxy Statement on Schedule 14A for our 2023 annual meeting of stockholders, filed with the SEC on April 18, 2023;

3.	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2023, filed with the SEC on May 3, 2023;

4.	Our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2023, filed with the SEC on August 2, 2023;

5.	Our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2023, filed with the SEC on November 3, 2023;

6.	Our Current Reports on Form 8-K filed with the SEC on March 13, 2023; June 9, 2023; October 25, 2023; November 15, 2023; November 30, 2023; and January 18, 2024; and

7.

The description of our common stock contained in the registration statement on Form 8-A filed with the Commission on August 8, 1996 under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating that description.

Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.

You may request a copy of the filings incorporated by reference herein, at no cost, by writing or telephoning the Registrant at:

Aware, Inc.

76 Blanchard Road

Burlington, Massachusetts 01803

(781) 687-0300

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this offer.

Section 18. Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you should not rely upon that recommendation, representation, or information as having been authorized by us.

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF AWARE, INC.

Our directors and executive officers are set forth in the following table:

Name	Positions Held
Robert A. Eckel	Chief Executive Officer, President, and Director
Brent P. Johnstone	Chairman and Director
Brian D. Connolly	Director
Gary Evee	Director
Peter R. Faubert	Director
John S. Stafford, III	Director
Craig A. Herman	Chief Revenue Officer
Mohamed Lazzouni	Chief Technology Officer
AJ Naddell	Chief Product Officer
David Traverse	Principal Financial Officer

The address of each director and executive officer is:

Aware, Inc.

76 Blanchard Road

Burlington, MA 01803

Our executive officers are eligible to participate in the Exchange Offer on the same terms as all other Eligible Holders. Non-employee members of our board of directors do not hold any outstanding options and are thus not eligible to participate in the Option Exchange Program.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF

AWARE, INC.

The following summary financial information has been derived from and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2022, and the quarter ended September 30, 2023, that are incorporated by reference in this document.

CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(In thousands, except per share amounts)

	Year Ended	Year Ended	Quarter Ended	Quarter Ended
	December 31, 2022	December 31, 2021	September 30, 2023 (Unaudited)	September 30, 2023 (Unaudited)
Net Revenues	$16,008	$16,854	$6,381	$3,015
Gross Profit	14,748	15,644	5,971	2,733
Income (Loss) from Operations	(2,217)	(6,097)	747	2,444
Net Income (Loss)	$(1,726)	$(5,824)	$1,144	$2,599

Net Income (Loss) per Share:
Basic	$(0.08)	$(0.27)	$0.05	$0.12

Diluted	$(0.08)	$(0.27)	$0.05	$0.12

Weighted Average Shares:
Basic	21,604	21,525	21,049	21,725

Diluted	21,604	21,525	21,131	21,798

CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands, except per share amounts)

	September 30, 2023 (Unaudited)	December 31, 2022	December 31, 2021
Current Assets	$36,802	$37,279	$38,815
Non-Current Assets	13,380	13,913	9,558

Total Assets	$50,182	$51,192	$48,373

Current Liabilities	$7,858	$5,802	$5,741
Non-Current Liabilities	4,459	5,181	1,110

Total Liabilities	$12,317	$10,983	$6,851
Total Stockholders’ Equity	37,865	40,209	41,522

Total Liabilities and Stockholders’ Equity	$50,182	$51,192	$48,373

B-1